EXHIBIT 4.4

Number of Shares ________________
Date of Grant ____________________



     INCENTIVE STOCK OPTION AGREEMENT



AGREEMENT made this 29 day of March 1995, between ____________________________
(the "Optionee"), and CASMYN CORP., a Colorado Corporation (the "Company").

1. Grant of Option. The Company, pursuant to the provisions of the CASMYN CORP. 1995 Incentive Stock Option Plan (the "1995 Plan"), set forth as Attachment A hereto, hereby grants to the Optionee, subject to the terms and conditions set forth or incorporated herein, an Option to Purchase from the Company all or any part of an aggregate of __________ Common Shares, as such Common Shares are now constituted, at the purchase price of $5.00 per share. The provisions of the 1995 Plan governing the terms and conditions of the Option granted hereby are incorporated in full herein by reference.

2. Exercise. The Option evidenced hereby shall be exercisable in whole or in part (but only in multiples of 100 Shares unless such exercise is as to the remaining balance of this Option) on or after December 31, 1995 and on or before five years from the (Vesting Date), provided that the cumulative number of Common Shares as to which this Option may be exercised (except in the event of death, retirement, or permanent and total disability, as provided in paragraph 9 of Article VI of the 1995 Plan) shall not exceed the following amounts:


CUMULATIVE PERCENTAGE        PRIOR TO DATE
      OF SHARES              VESTING DATE
=====================        =================

           25%               December 31, 1995
           50%               December 31, 1996
           75%               December 31, 1997
          100%               December 31, 1998



       The Option evidenced hereby shall be exercisable by the delivery to and receipt by the Company of (i) a written notice of election to exercise, in the form set forth in Attachment B hereto, specifying the number of Shares to be purchased; (ii) accompanied by payment of the full purchase price thereof in cash or certified check payable to the order of the Company, or by fully-paid and nonassessable Common Shares of the Company properly endorsed over to the Company, or by a combination thereof, and (iii) by return of this Incentive Stock Option Agreement for endorsement of exercise by the Company
  on  Schedule  I  hereof.    In the event fully-paid and nonassessable Common
  Shares are submitted as whole or partial payment for Shares to be purchased hereunder, such Common Shares will be valued at their Fair Market Value (as defined in the 1995 Plan) on the date such Shares received by the Company are applied to payment of the exercise price.

3.  Transferability.     The Option evidenced hereby is not assignable or
    transferable by the Optionee other than by the Optionee's will or by the laws of descent and distribution, as provided in paragraph 9 of Article VI of the 1995 Plan. The Option shall be exercisable only by the Optionee during his lifetime.


                    CASMYN CORP.




                    By:  _________________________________
                         Amyn S. Dahya, President and CEO

ATTEST:



____________________________
Secretary


Optionee hereby acknowledges receipt of a copy of the 1995 Plan, attached hereto and accepts this Option subject to each and every term and provision of such Plan. Optionee hereby agrees to accept as binding, conclusive and final, all decisions or interpretations of the Compensation Committee of the Board of Directors administering the 1995 Plan on any questions arising under such Plan. Optionee recognizes that if Optionee's employment with the Company or any subsidiary thereof shall be terminated with or without cause, or by the Optionee, prior to a date one year from the Date of Grant hereof, (except as otherwise provided in paragraph 9 of Article VI of the 1995 Plan) all of Optionee's rights hereunder shall thereupon terminate; and that pursuant to paragraph 11B of Article VI of the 1995 Plan, this Option may not be exercised while there is outstanding to Optionee any unexercised Incentive Stock Option, granted to Optionee before the Date of Grant of this Option, to purchase Common Shares of the Company or any parent or subsidiary thereof.


Dated: ________________________  ______________________________________
                                             Optionee

                                 ______________________________________
                                            Print Name

                                 ______________________________________

                                 ______________________________________

                                 ______________________________________
                                          Social Security No.:

                                 ATTACHMENT B

(Suggested form of letter to be used for notification of election to exercise. Please do not use this page, but follow this form in a separately typed letter.)


Date: __________________________


Treasurer
Casmyn Corp.
1335 Greg Street #104
Sparks, NV  89431

Dear Sir:

In accordance with paragraph 2 of the Stock Option Agreement evidencing the Option granted to me on ____________________________ under the Casmyn Corp. 1995 Incentive Stock Option Plan, I hereby elect to exercise this Option to the extent of ____________________ Common Shares.

Enclosed is (i) a certified check payable to the order of "Casmyn Corp." in the amount of $_______________________ as the purchase price of for the Shares which I have elected to purchase and (ii) the original Incentive Stock Option Agreement for endorsement by the Company as to exercise on Schedule I thereof. I agree to notify the Company promptly of the amount of taxable compensation realized by me by reason of such sale for Federal Income tax purposes.

When the certificate for Common Shares which I have elected to purchase has been issued, please deliver it to me, along with my endorsed Incentive Stock Option Agreement in the event there remains an unexercised balance of Shares under the Option, at the following address:





                                         ____________________________________

                                         ____________________________________

                                         Address

                                         Very truly yours,

                                         ___________________________________
                                         Signature of Optionee

                                         ___________________________________
                                         Print Name

Optionee _________________  Date of Grant __________________________







                          SCHEDULE I


                                       Unexercised  Issuing
                   Shares    Payment     Shares     Officer
Date              Purchased  Received  Remaining    Initials